Exhibit 10.1

MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT is made as of the 14th day of June 2010, by and between Market Development Consulting Group, Inc. d/b/a MDC Group ("Consultant"), a Wisconsin corporation with registered agent at Lawdock 411 E. Wisconsin Avenue, Suite 2040, Milwaukee, WI, 53202-4497, and Recovery Energy, Inc., (“Company), a Nevada corporation with principal executive offices located at 1515 Wynkoop St., Suite 200, Denver, Colorado, 80202.

WHEREAS, Consultant provides management consulting services; and

WHEREAS, Company wishes to retain Consultant to provide such services to the Company on the terms and conditions set forth herein.

NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

1.           Information to be furnished by Company.  Company shall furnish Consultant with current public information about the Company, including without limitation the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the Company's most recently completed fiscal year, its most recent Annual Report to Shareholders, its most recent Proxy Statement and any other periodic or current reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 since the dates of those documents, and shall also provide any other public information reasonably requested by Consultant ("Company Information").  Company shall not provide to Consultant any confidential or nonpublic information concerning the Company, and any and all information concerning the Company provided to the Consultant by Company shall be deemed non-confidential and public.

Company shall be responsible to assure Company Information accurately and fairly presents the financial condition and results of operations of the Company as of the dates indicated thereon.  Consultant shall have no liability for any misstatement or omission in the Company Information, and Company shall be obligated to indemnify and defend Consultant against any claim, action or proceeding brought by any party against Consultant asserting such third party has been injured as a result of any such misstatement or omission.

2.           Management Consulting Services. Consultant shall assist Company’s management in developing and executing its strategy on corporate finance, capital markets, investor relations and corporate communications.

3.           Term and Termination.  This Agreement shall become effective as of the date written above, and shall remain in effect until the close of business on June 13, 2013. This Agreement is non-cancellable and non-terminable other than in writing as agreed to by both parties, or unless terminated by the Company in writing for “Good Reason” (as defined below) only after Company has provided written notice of intent to declare termination for “Good Reason” to Consultant, and Consultant has not cured the basis for such termination within 30 days.  After June 13, 2013, this Agreement automatically shall renew for successive one-year terms, unless either party provides the other with at least thirty (30) days advance written notice of non-renewal.  Upon any such expiration, termination or non-renewal of this Agreement, the parties hereto shall have no further duty or obligations hereunder; provided that Company shall remain obligated to defend and indemnify Consultant as described in paragraph 1 of this Agreement and to make any payments of monthly retainer fees and reimbursable expenses pursuant to paragraph 4 and paragraph 5 which remain unpaid as of the effective date of expiration or non-renewal.

"Good Reason" means that David E. Castaneda has resigned or retired from Consultant, or Consultant has terminated his employment, or he is no longer actively engaged in providing services to Company on behalf of Consultant hereunder; provided, Good Reason shall not include the Consultant’s loss of the services of David E. Castaneda on account of his death or disability.  Furthermore, the provision for Good Reason shall be null and void in the event of a “Change in Control” of the Company. For purposes of this Agreement, “Change in Control” shall mean the occurrence, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of Company’s then outstanding securities on the date hereof); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of Company, or as a result of or in connection with a contested election of directors, the persons who were directors of Company as of the date hereof cease to constitute a majority of the Board of Directors of Company (the "Board"); (C) by a transaction or series of transactions, the authority of the Board over any activities of Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of Company; (D) in the event Roger A. Parker ceases to be employed as the chief executive officer of Company.

4.           Compensation for Services.

(a) Consulting Fee.  Throughout the term of this Agreement, Company shall pay to Consultant a monthly fee of US$20,000.00.  The parties hereto have agreed that for the initial three year term of service the Consultant will accept 750,000 non-refundable, non-assessable shares (the “Shares”) of Company’s common stock in advance as payment of the Consulting Fee. Company agrees to cause the Shares to be physically delivered to Consultant by June 11, 2010, although they are the beneficial property of Consultant with all rights thereto as the holder of record for all purposes as of the date first written above. Company will register the Shares as set forth in the Registration Rights Agreement dated the date hereof between Consultant and Company (the "Registration Rights Agreement").

Commencing June 14, 2013, the monthly Consulting fee shall be due and payable by Company in advance on the first business day of each calendar month (throughout the term of the Agreement (the “Payment Date”).  Failure by Company to pay the monthly fee on any Payment Date shall entitle Consultant to cease providing services pursuant to this Agreement unless and until said payment (together with any subsequent monthly Consulting fees that may be outstanding, any applicable late payment fees or penalty) is tendered in full, in addition to any other rights or remedies Consultant may have under this Agreement, at law or in equity, on account of such late payment.  Payment of the monthly fee shall be made on each Payment Date pursuant to this agreement, without further notice or invoice by Federal Funds Wire to:

Financial Institution:
Swift code:
ABA/Routing #
Company Name:
Account #

Any payment made after the Payment Date will be subject to an interest charge at the rate of 8% per year from the Payment Date until the date paid or, if less, the maximum legal rate permissible under applicable law.

(b) Common Stock Warrants. Concurrent with the execution of this Agreement, Company shall grant to the Consultant two common stock warrants (the “Warrants”) entitling the Consultant to purchase up to (i) 750,000 shares of common stock of Company at $1.50 per share until June 13, 2015 ("Five Year Warrants") and (ii) 250,000 shares of common stock of Company at $1.50 per share until June 13, 2013.  The Warrants shall be fully exercisable immediately and shall be freely assignable in whole or in part by Consultant.  Company will include the shares underlying the Warrants in the registration statement it is obligated to file pursuant to the Registration Rights Agreement.

On the third anniversary of this Agreement and each anniversary thereafter, Company shall grant to the Consultant an additional common stock warrant (each, an “Anniversary Warrant”) (which together with the original Warrants shall be known as the “Warrants”), in the same form as the other Warrants, entitling the Consultant to purchase that number of shares of Company Common Stock which is equal to 1% of the sum of (a) the number of then outstanding shares of Company Common Stock, plus (b) the number of shares of Company Common Stock underlying all outstanding warrants, options and other derivative rights for the purchase of Company Common Stock.  The exercise price of each Anniversary Warrant shall be equal to the average closing price over the twenty consecutive trading days immediately preceding the Anniversary.  Each Anniversary Warrant shall be fully exercisable immediately, shall have a term of ten years, and shall be freely assignable in whole or in part by Consultant.  Company will file a registration statement registering the shares underlying each Anniversary Warrant pursuant to the Registration Rights Agreement.

Company shall have reserved from shares of its common stock held in treasury or from authorized and unissued shares of its common stock, or from a combination of the two, a sufficient number of shares of common stock to support the exercise of the Warrants in full, and prior to delivery of the Warrants, the Company shall have taken all steps necessary to assure that such shares, upon issuance in connection with the exercise of the relevant Warrant, will constitute duly authorized, fully-paid, non-assessable, validly issued and outstanding shares of common stock of Company.  Company also shall have taken all steps necessary to assure that the shares underlying the Warrants have been approved upon issuance by all governing bodies that regulate the trading or quotation or listing in the quotation system or on the primary stock exchange on or through which the Company’s common stock is listed and traded. The Warrants shall survive the expiration or termination of this Agreement.

(c)           Return of Compensation Upon Termination for Good Reason.  Upon termination only for “Good Reason” as defined above, Consultant shall promptly return compensation paid by Company as follows:  (i) if termination occurs after the first anniversary date of this Agreement but before the second anniversary date, Consultant shall return 300,000 Shares and 300,000 Five Year Warrants if not previously exercised; and (ii) if termination occurs after the second anniversary but before the third anniversary date of this Agreement, Consultant shall return 100,000 Shares and 100,000 Five Year Warrants if not previously exercised; provided, in either case, Consultant may, in lieu of returning the specified Shares or Five Year Warrants, pay the Company $0.96 per Share and $0.96 per Five Year Warrant.

5.           Reimbursement for Expenses.  Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with performing services pursuant to this Agreement, including without limitation travel, meals, lodging, mobile telephone, and long distance telephone. Notwithstanding the forgoing, any individual expense in excess of $5,000 must be pre-approved by the Company in writing or such expense may be disallowed.  The Company agrees to make reimbursement payments for out-of-pocket expenses upon receipt of Consultant's invoice. Any reimbursement payments owed but not made within fifteen (15) days following the Company's receipt of invoice shall accrue interest from the invoice date at the rate of 8% per year, or, if less, the maximum rate permitted under applicable law.

6.           Consultant’s Representations and Warranties.  CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE QUALITY OF SERVICES TO BE PROVIDED HEREUNDER OR ANY RESULTS TO BE ACHIEVED, AND HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  CONSULTANT SHALL HAVE NO LIABILITY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY COMPANY. UNDER NO CIRCUMSTANCES SHALL CONSULTANT'S LIABILITY UNDER THIS AGREEMENT ARISING FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, EXCEED AN AMOUNT EQUAL TO THE CASH EQUIVALENT OF ONE YEAR’S CONSULTING FEE (US$240,000).

7.           Company’s Representations and Warranties.  Company represents and warrants to Consultant that Company has all requisite corporate or other power and authority, and has taken all corporate or other actions necessary to authorize, the execution, delivery and performance by it of this Agreement.  This Agreement constitutes, and upon execution and delivery the Warrants will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and for general principles of equity.

8.           Miscellaneous  Neither party may assign its rights or duties under this Agreement without the express prior written consent of the other party, except that Consultant may assign to any other party, without Company's consent, its right to receive all or any portions of the Monthly Consulting Fee, Warrants and reimbursable expenses due and owing to it.

This Agreement, the Warrants and the Registration Rights Agreement contain the entire understanding of the parties with respect to the subject matter hereof.  The terms of this Agreement may be altered only by written agreement between the parties.  The failure of either party to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future similar violation or breach.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

Recovery Energy, Inc. By: /s/ Roger A. Parker Roger A. Parker, Chairman & CEO	Market Development Consulting Group, Inc. By: /s/ David E. Castaneda David E. Castaneda, President